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Electronics Boutique Holdings Corp. and Subsidiaries
Pro Forma Net Income Per Share              Exhibit 11.1

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                                                             Thirteen weeks ended          Twenty-six weeks ended
                                                          ----------------------------    -------------------------
                                                            August 1,      August 2,       August 1,     August 2,
                                                               1998           1997           1998           1997
                                                          ------------    ------------    -----------   -----------

Pro forma net income (loss)                               $  (366,420)    $ (1,308,708)   $ 1,424,433   $   (35,944)
                                                          -----------     ------------    -----------   -----------
Pro forma shares outstanding -
 beginning of period                                       15,794,200       15,794,200     15,794,200    15,794,200

Weighted average shares attributable to initial
 public offering                                              192,308           --             96,154        --
                                                          -----------     ------------    -----------   -----------
Pro forma weighted average shares outstanding              15,986,508       15,794,200     15,890,354    15,794,200

Pro forma net income (loss) per
 share - basic and diluted                                $     (0.02)    $      (0.08)   $      0.09   $      0.00
                                                          -----------     ------------    -----------   -----------
                                                          -----------     ------------    -----------   -----------

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